Exhibit 99.1

IKON Office Solutions, Inc. 70 Valley Stream Parkway Malvern, PA 19355 www.ikon.com

News Release

Contacts:
Investors Henry M. Miller, Jr. 610-408-7060 hmmiller@ikon.com	Media Wendy Pinckney 610-408-7297 wpinckney@ikon.com

IKON OFFICE SOLUTIONS AGREES TO BE ACQUIRED BY RICOH
FOR $1.6 BILLION IN CASH
 Acquisition Will Deliver Significant Value to Shareholders, Strengthen Offerings To Customers
and Create Opportunities For Employees

MALVERN, Pa. -- August 27, 2008 -- IKON Office Solutions (NYSE:IKN, “IKON”), the world’s largest independent channel for document management systems and services, today announced that it has signed a definitive agreement with Ricoh Company, Ltd. (TSE:7752, “Ricoh”), under which Ricoh will acquire IKON for $17.25 per share, or approximately $1.6 billion in cash.

The combination of IKON and Ricoh will leverage IKON’s sales and services capabilities with Ricoh’s engineering and manufacturing expertise to better meet the needs of customers by offering full end-to-end office solutions and services.

IKON Chairman and Chief Executive Officer, Matthew J. Espe, said, “Following an extensive review of our strategic opportunities, our Board conducted a formal process to evaluate alternatives for the Company, and has approved this attractive transaction for our shareholders, customers and employees.  The offer represents a 33% premium over IKON’s trailing 60-day average stock price as of market close on August 26th.  In addition, combining with Ricoh, one of the world’s most respected and innovative companies, will enable us to strengthen our offerings to customers and create new opportunities for our employees.”

Espe concluded, “We remain fully committed to providing the highest quality of support and service to all our customers.”

With this acquisition, Ricoh, headquartered in Japan and one of the world’s leading manufacturers of high quality multifunction products, printers, fax machines and related supplies, will significantly enhance its global presence.

Shiro Kondo, President and CEO of Ricoh Company Ltd., said, “IKON has terrific strength in areas that complement Ricoh’s growth strategy. IKON has advanced Professional Services capabilities with a long list of satisfied large customers. IKON is respected as well for its production print sales and service expertise. We are excited to add the very experienced IKON management team and the thousands of skilled and dedicated IKON employees to the Ricoh family.”

The transaction, which has been approved by the Boards of Directors of both companies, is subject to regulatory approvals in the U.S., Canada and Europe, customary closing conditions and IKON shareholder approval.  Ricoh will finance the transaction with a mix of internal and external funding.  The transaction is not contingent on financing and is expected to close during the fourth quarter of calendar 2008.

Upon closing of the transaction, IKON will become a subsidiary of Ricoh and maintain its headquarters in Malvern, PA.

IKON’s financial advisor on the transaction is Goldman, Sachs & Co. and its legal counsel is Cravath, Swaine & Moore LLP.  Morgan Stanley is acting as financial advisor to Ricoh and Morrison & Foerster is acting as Ricoh’s legal counsel.

About Ricoh
A global leader in digital office solutions, Ricoh (www.ricoh.com) creates new value at the interface of people and information, offering a broad range of digital, networked products, including MFPs, printers, fax machines, semiconductor related products and digital cameras.  With 83,400 employees worldwide, and $22 billion in revenue, Ricoh is also one of the world’s leading environmentalist companies, committed to sustainable business everywhere.

About IKON
IKON Office Solutions, Inc. (www.ikon.com) is the world’s largest independent channel for document management systems and services, enabling customers to improve document workflow and increase efficiency. IKON integrates best-in-class copiers, printers and MFP technologies from leading manufacturers and document management software and systems, to deliver tailored, high-value solutions implemented and supported by its global services organization – IKON Enterprise Services. With fiscal year 2007 revenue of $4.2 billion, IKON has approximately 24,000 employees in over 400 locations throughout North America and Western Europe.

Forward Looking Statements
This announcement, including information included in or incorporated by reference into this announcement, may contain “forward-looking statements” concerning Ricoh and IKON. Generally, the words “will”, “may”, “should”, “continue”, “believes”, “expects”, “intends”, “anticipates” or similar expressions identify forward-looking statements. The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Many of these risks and uncertainties relate to factors that are beyond the companies’ abilities to control or estimate precisely, such as future market conditions and the behaviors of other market participants, and therefore undue reliance should not be placed on such statements. Examples of forward-looking statements in this press release include, but are not limited to, statements regarding the proposed acquisition of IKON by Ricoh, such as the results of the review of the Transaction by regulatory agencies, and any conditions imposed in connection with consummation of the Transaction; approval of the Transaction by the shareholders of IKON; and satisfaction of various other conditions to the closing of the Transaction. Ricoh and IKON assume no obligation to update these forward-looking statements, except as required pursuant to applicable law.

Additional Information and Where to Find It
Investors and security holders are urged to read the proxy statement regarding the business combination transaction referred to in the foregoing information, when it becomes available, because it will contain important information. The proxy statement will be filed with the Securities and Exchange Commission by IKON. Investors and security holders may obtain a free copy of the proxy statement (when it is available) and other documents filed by IKON with the SEC at the SEC’s website at www.sec.gov. The proxy statement (when it is available) and these other documents may also be obtained for free from IKON by directing a request to Maryanne Messenger in Shareholder Services at 1-610-296-8000.

Certain Information Concerning Participants
Investors may obtain a detailed list of names, affiliations and interests of the IKON participants in the solicitation of proxies of shareholders to approve the proposed business combination from the proxy statement filed with the SEC (when it is available).

IKON Office Solutions® and IKON: Document Efficiency at Work® are trademarks of IKON Office Solutions, Inc. All other trademarks are the property of their respective owners.

(FIKN)
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